Exhibit 99.1

News Release

Release: Immediate	Contact: Ronda J. Williams
312-706-3232

Oil-Dri Announces Record Second Quarter Net Sales
and Increased Earnings

CHICAGO – (March 7, 2008) – Oil-Dri Corporation of America (NYSE: ODC) today announced record net sales of $58,026,000 for its second fiscal quarter ended January 31, 2008, a 10% increase compared with net sales of $52,873,000 in the same quarter one year ago. The Company reported net income for the quarter of $2,089,000, or $0.29 per diluted share, a 4% increase compared with net income of $1,963,000, or $0.28 per diluted share, in the same quarter one year ago.

Net sales for the six-month period were $113,311,000, an 8% increase compared with sales of $105,002,000 in the same period one year ago. Net income for the six-month period was $4,573,000, or $0.64 per diluted share, a 23% increase compared with net income of $3,610,000, or $0.52 per diluted share, in the same period last fiscal year.

On November 1, 2007, the Company completed the sale of emission reduction credits to an unaffiliated party in the State of California. The Company received net proceeds of $507,000, which were recorded as a reduction of cost of sales. The sale of these emission reduction credits added $0.05 per diluted share to reported earnings in the quarter.

- continued -

Second Quarter Review

President and Chief Executive Officer Daniel S. Jaffee said, “This quarter we experienced overall sales and volume growth.  Private label cat litter, bleaching clay adsorbents and animal health and nutrition products drove the business in the second quarter; however, we experienced significantly higher material and freight costs which contributed to a reduction in our gross profit margin from 22.5% in the first quarter to 19.6% in the second quarter. We are disappointed that the price increases we have been executing have fallen short of the cost increases we have incurred. We will certainly strive to repair our margins during the back half of this fiscal year.”

Business Review

Net sales for the Company’s Retail and Wholesale Products Group were $39,463,000 and group income was $3,883,000 in the second quarter. Net sales for the six-month period were $77,831,000 and group income was $8,233,000. Net sales and volume growth were primarily driven by private label cat litter products. The Group also realized increased sales of Oil-Dri industrial products in the United Kingdom.  Significant increases in freight costs, however, negatively impacted gross profit for the Group in the quarter.

Net sales for the Company’s Business-to-Business Products Group were $18,563,000 and group income was $3,656,000 in the second quarter. Net sales for the six-month period were $35,480,000 and group income was $7,657,000. Net sales and volume growth were driven by sales of our bleaching clays and animal health and nutrition products. The Group also realized net sales and volume increases in its co-packaged cat litter business. Higher freight and materials costs negatively affected gross profit for the Group in the quarter.

- continued -

Financial Review

On December 4, 2007, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.13 per share of outstanding Common Stock and $0.0975 per share of outstanding Class B Stock. The dividends will be payable on March 7, 2008 to stockholders of record at the close of business on February 22, 2008. At the January 31, 2008 closing price of $20.05 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 2.6%.

Cash and cash equivalents totaled $4,325,000 and short-term investments totaled $24,355,000 at January 31, 2008. Capital expenditures for the six-month period totaled $3,828,000, which was $93,000 more than the depreciation and amortization of $3,735,000.

Looking Forward

Jaffee said, “We are focused on new business growth and implementing price increases in the second half of the fiscal year to cover our rising costs of goods. We have been vigilant in monitoring our costs and identifying ways in which we can profitably manage our business. We are very aware of the volatile energy environment and are proactively taking steps to manage unforeseen variances to our production, materials and freight costs.”

###

The Company will offer a live webcast of the second quarter earnings teleconference on Monday, March 10, 2008, at 10AM CT. To listen to the call via the web, please visit www.streetevents.com  or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Trademark Notice: Oil-Dri is a registered trademark of Oil-Dri Corporation of America or of its subsidiaries.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I   C O R P O R A T I O N   O F   A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Second Quarter Ended January 31,
	2008	% of Sales	2007	% of Sales
Net Sales	$58,026	100.0%	$52,873	100.0%
Cost of Sales	(46,678)	80.4%	(41,376)	78.3%
Gross Profit	11,348	19.6%	11,497	21.7%
Operating Expenses	(8,251)	14.2%	(8,651)	16.4%

Operating Income	3,097	5.3%	2,846	5.4%
Interest Expense	(570)	1.0%	(641)	1.2%
Other Income	355	0.6%	475	0.9%

Income Before Income Taxes	2,882	5.0%	2,680	5.1%
Income Taxes	(793)	1.4%	(717)	1.4%

Net Income	$2,089	3.6%	$1,963	3.7%

Net Income Per Share:
Basic Common	$0.32		$0.32
Basic Class B Common	$0.26		$0.23
Diluted	$0.29		$0.28
Average Shares Outstanding:
Basic Common	5,062		4,871
Basic Class B Common	1,853		1,815
Diluted	7,239		6,987

	Six Months Ended January 31,
	2008	% of Sales	2007	% of Sales
Net Sales	$113,311	100.0%	$105,002	100.0%
Cost of Sales	(89,533)	79.0%	(82,842)	78.9%
Gross Profit	23,778	21.0%	22,160	21.1%
Operating Expenses	(17,111)	15.1%	(16,812)	16.0%

Operating Income	6,667	5.9%	5,348	5.1%
Interest Expense	(1,144)	1.0%	(1,258)	1.2%
Other Income	785	0.7%	838	0.8%

Income Before Income Taxes	6,308	5.6%	4,928	4.7%
Income Taxes	(1,735)	1.5%	(1,318)	1.3%
Net Income	$4,573	4.0%	$3,610	3.4%

Net Income Per Share:
Basic Common	$0.70		$0.58
Basic Class B Common	$0.57		$0.43
Diluted	$0.64		$0.52

Average Shares Outstanding:
Basic Common	5,033		4,861
Basic Class B Common	1,846		1,810
Diluted	7,196		6,952

O I L - D R I   C O R P O R A T I O N   O F   A M E R I C A

Consolidated Balance Sheet
(in thousands, except for per share amounts)
(unaudited)

	As of January 31,
	2008	2007

Current Assets
Cash and Cash Equivalents	$4,325	$9,572
Investment in Treasury Securities	24,355	18,846
Accounts Receivable, net	29,973	26,920
Inventories	16,396	14,429
Prepaid Expenses	6,299	6,840
Total Current Assets	81,348	76,607
Property, Plant and Equipment	51,732	51,313
Other Assets	12,281	12,615
Total Assets	$145,361	$140,535

Current Liabilities
Current Maturities of Notes Payable	$8,080	$4,080
Accounts Payable	6,130	6,184
Dividends Payable	846	758
Accrued Expenses	14,366	14,588
Total Current Liabilities	29,422	25,610
Long-Term Liabilities
Notes Payable	23,000	31,080
Other Noncurrent Liabilities	8,001	8,610
Total Long-Term Liabilities	31,001	39,690
Stockholders' Equity	84,938	75,235
Total Liabilities and Stockholders' Equity	$145,361	$140,535

Book Value Per Share Outstanding	$12.35	$11.28

Acquisitions of Property, Plant and Equipment Second Quarter	$1,681	$1,746
Year to Date	$3,828	$4,098
Depreciation and Amortization Charges Second Quarter	$1,873	$1,848
Year to Date	$3,735	$3,672

O I L - D R I   C O R P O R A T I O N   O F   A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended
	January 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income	$4,573	$3,610

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	3,735	3,672
(Increase) in Accounts Receivable	(2,159)	(1,010)
(Increase) Decrease in Inventories	(1,159)	1,268
Increase (Decrease) in Accounts Payable	144	(968)
(Decrease) in Accrued Expenses	(1,893)	(95)
Other	(519)	636
Total Adjustments	(1,851)	3,503
Net Cash Provided by Operating Activities	2,722	7,113

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,828)	(4,098)
Net (Purchases) Dispositions of Investment Securities	(6,006)	848
Other	28	30
Net Cash Used in Investing Activities	(9,806)	(3,220)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(80)	(80)
Dividends Paid	(1,678)	(1,509)
Other	1,199	618
Net Cash Used in Financing Activities	(559)	(971)

Effect of exchange rate changes on cash and cash equivalents	(165)	43

Net (Decrease) Increase in Cash and Cash Equivalents	(7,808)	2,965
Cash and Cash Equivalents, Beginning of Year	12,133	6,607
Cash and Cash Equivalents, January 31	$4,325	$9,572